Exhibit 6-4(e)

STANDARD PROMISSORY NOTE

1. THE PARTIES. On November 23 2021, Planet Resource Recovery Inc. of 6321 Porter Rd Ste 7, Sarasota, Florida, 34240 with Andrew Lapp acting as CEO, referred to as the “Borrower”,

HAS RECEIVED AND PROMISES TO PAY:

Gulf Coast Mercantile LLC of 6321 Porter Rd Ste 7, Sarasota, Florida, 34240 with Andrew Lapp acting as MGMR, referred to as the “Lender”, the sum of $40,000.00 US Dollars, referred to as the “Borrowed Money”, with interest accruing on the unpaid balance at a rate of 1 8 percent (%) per annum, referred to as the “Interest Rate”, beginning on November 23 2021 under the following terms and conditions:

2. PAYMENTS. The full balance of this Note, including any accrued interest and late fees, is due and payable on November 23 2024, referred to as the “Due Date”. The Borrowed Money shall be repaid via installments every month in the following schedule:

The Borrowed Money shall be repaid in monthly installments on the Twenty-Third (23rd) of every month beginning on December 23 2021 with any remaining balance payable on the Due Date. Each payment due shall be for the amount of $1446.10.

In addition, money that is not paid by the Borrower on time for any installment will continue to be charged the Interest Rate stated in this Note.

3. SECURITY. There shall be no Security put forth by the Borrower in this promissory note.

4. INTEREST DUE IN THE EVENT OF DEFAULT. In the event the Borrower fails to pay the note in full on the Due Date, the unpaid principal shall accrue interest at the maximum rate allowed by law until the Borrower is no longer in default.

5. ALLOCATION OF PAYMENTS. Payments shall be first credited to any late fees due, then to interest due and any remainder will be credited to principal.

6. PREPAYMENT. Borrower may prepay this Note without penalty.

7. ACCELERATION. If the Borrower is in default under this Note or is in default under another provision of this Note, and such default is not cured within the minimum allotted time by law after written notice of such default, then Lender may, at its option, declare all outstanding sums owed on this Note to be immediately due and payable.

8. ATTORNEYS’ FEES AND COSTS. Borrower shall pay all costs incurred by Lender in collecting sums due under this Note after a default, including reasonable attorneys’ fees. If Lender or Borrower sues to enforce this Note or obtain a declaration of its rights hereunder, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys’ fees and costs incurred in the proceeding (including those incurred in any bankruptcy proceeding or appeal) from the non-prevailing party.

9. WAIVER OF PRESENTMENTS. Borrower waives presentment for payment, a notice of dishonor, protest, and notice of protest,

10. NON-WAIVER, No failure or delay by Lender in exercising Lender’s rights under this Note shall be considered a waiver of such rights.

11. SEVERABILITY. In the event that any provision herein is determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other provision, all of which shall remain in full force and effect.

12. INTEGRATION. There are no verbal or other agreements that modify or affect the terms of this Note. This Note may not be modified or amended except by a written agreement signed by Borrower and Lender.

13. CONFLICTING TERMS. The terms of this Note shall have authority and precedence over any conflicting terms in any referenced agreement or document.

14. NOTICE. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be made to the parties at the addresses listed below.

15. GUARANTORS. There shall be no person or entity, under the terms of this Note, that shall be responsible for the payment, late fees, and any accrued interest other than the Borrower.

16. EXECUTION. The Borrower executes this Note as a principal and not as a surety. If there is a Co-Signer, the Borrower and Co-Signer shall be jointly and severally liable under this Note,

17. GOVERNING LAW. This note shall be governed under the laws in the State of Florida.

With my signature below, I affirm that I have read and understood this promissory note.

Borrower’s Signature:	Date:	11/23/2021
Planet Resource Recovery Inc. with Andrew Lapp acting as CEO

Lender’s Signature:	Date:	11 /23/2021
Gulf Coast Mercantile LLC with Andrew Lapp acting as MGMR